EXHIBIT 4.1

                            ASSET PURCHASE AGREEMENT



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                            ASSET PURCHASE AGREEMENT


      Agreement made as of the 13th day of April, 1999 by and among Happy Kids Inc., a New York corporation with its principal office at 100 West 33rd Street, Suite 1100, New York, New York 10001 (the "Buyer"), on the one hand, and D. Glasgow & Sons, Inc., a New York corporation with its principal offices at 100 West 33rd Street, Suite 821, New York, New York 10001 (the "Seller"), and Andrew Glasgow ("A. Glasgow"), the sole shareholder of all of the issued and outstanding capital stock of the Seller (the "Shareholder"), on the other hand. The Seller and the Shareholder are sometimes collectively referred to herein as the "Selling Parties."

                              Preliminary Statement
                              ---------------------

      The Seller is engaged principally in the business of designing, manufacturing and selling children's apparel products (the "Business"). The Buyer desires to purchase, and the Seller desires to sell, certain of the assets and the Business of the Seller, for the consideration set forth below and the assumption by the Buyer of certain of the Seller's liabilities set forth below, subject to the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

      1.    SALE AND DELIVERY OF THE ASSETS.

      1.1.  DELIVERY OF THE ASSETS.

      (a) Subject to and upon the terms and conditions of this Agreement, except as specifically provided in Section 1.1(b) hereof, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, free and clear of all liens, liabilities, security interests, leasehold interests and encumbrances of any nature whatsoever (except as otherwise expressly provided herein), all of the claims, rights and interests of the Seller of whatever kind, character or description in the following:

            (i) all rights under Seller's licensing arrangements with such of Seller's licensors as are listed on Schedule 2.11(b) attached hereto, including, without limitation, the following material licenses (the "Material Licenses"):
Warner Brothers, National Football League Properties, Inc., Major League Baseball Properties, Inc., NBA Properties, Inc., NHL Enterprises, L.P. and cross-overs of sports licenses with Warner Brothers and Saban Merchandising, Inc. (for Power Rangers), whether evidenced by license agreement or otherwise (collectively, the "License Agreements").


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            (ii) all  right,  title  and  interest  of the  Seller in and to all intangible property rights relating to the Business, including but not limited to inventions, discoveries, trade secrets, processes, formulas, know-how, United States and foreign patents, patent applications, trade names, including, but not limited to, the name "D. Glasgow & Sons, Inc.", or any derivation thereof and those names listed on Schedule 2.16 attached hereto, trademarks, trademark registrations, applications for trademark registrations, copyrights, copyright registrations, certification marks, industrial designs, technical expertise, research data and other similar property and the registrations and applications for registration thereof owned by the Seller or, where not owned, used by the Seller in the Business and all goodwill associated thereto and all licenses and other agreements to which the Seller is a party (as licensor or licensee) or by which the Seller is bound, such licenses and other agreements listed on Schedule 2.11(b) attached hereto, relating to any of the foregoing kinds of property or rights to any "know-how" or disclosure or use of ideas (collectively, the "Intangible Property");

            (iii) all apparel inventories, including raw materials, work in process, goods in transit (i.e., inventories purchased by, but not delivered to, the Seller) and finished goods (collectively, the "Apparel Inventory");

            (iv)   all   of   the    machinery   and    equipment,    computers,
telecommunication systems, fittings and other office equipment, furniture, leasehold improvements and construction in progress on the date hereof whether or not reflected as capital assets in the accounting records of the Seller which are owned or leased by the Seller and used or useful in the Business and located at each of: (i) the Seller's showroom facility, located at 100 West 33rd, New York, New York 10001; and (ii) the Seller's facility located at 100 Crows Mill Road in Keasbey, New Jersey, except for the production equipment at each such location (collectively, the "Fixed Assets");

            (v) all rights under the contracts, agreements, leases, licenses, purchase orders, customer sales agreements and other instruments set forth on
Schedule 2.8(b) and Schedule 2.11(b) attached hereto (collectively, the "Contract Rights").

            (vi) all books (other than the corporate books and tax records of Seller, copies of which have been made available to Buyer); payment records; accounts; customer lists; environmental reports or studies; correspondence; production records; technical, accounting, manufacturing and procedural manuals; engineering data; development and design data; designs, plans, blueprints, specifications and drawings; employment and personnel records; and other useful business records, including electronic media, and any confidential or other information which has been reduced to writing, utilized in the conduct of or relating to the Assets or Business, subject to the Seller's right to retain copies thereof which the Seller reasonably requires for its ongoing operation, winding-up or dissolution;

            (vii) all rights of the Seller under express or implied warranties from the suppliers of the Assets to the extent transferable (but excluding such rights insofar as the same pertain to liabilities retained by the Seller hereunder);


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            (viii) all transferable approvals,  authorizations,  certifications, consents, variances,  permissions,  licenses and permits to or from, or filings,
notices  or  recordings  to  or  with,  federal,   state,   foreign,  and  local
governmental authorities as held or effected by the Seller in connection with the Assets;

            (ix) all of the Seller's goodwill and the exclusive right to use the names of the Seller as all or part of a corporate name; and

            (x) except as specifically provided in Section 1.1(b) hereof, all other assets, properties, claims, rights and interests of the Seller which relate to the Assets that exist on the date hereof, of every kind and nature and description, whether tangible or intangible, real, personal or mixed.

      (b) Notwithstanding the provisions of Section 1.1(a) above, the assets to be transferred to the Buyer under this Agreement shall not include any of the assets listed on Schedule 1.1(b) attached hereto, including, without limitation (but except to the extent paid by Buyer to Seller), cash and cash equivalents, security deposits, refunds of insurance premiums, prepaid expenses, rights, claims and recoveries from pending litigation, accounts receivables (including all claims relating thereto) and equipment located in Seller's factory in Perth Amboy, New Jersey (collectively, the "Excluded Assets").

      (c) The License Agreements, Intangible Property, Apparel Inventory, Fixed Assets and other properties, assets and business of the Seller described in
Section 1.1(a) above, other than the Excluded Assets, shall be referred to collectively as the "Assets."

      1.2.  FURTHER ASSURANCES.

      (a) At the Closing, the Seller shall execute and deliver a Bill of Sale (the "Bill of Sale") substantially in the form attached hereto as Exhibit A, and the assignments described in Sections 7.12(c) hereof in the forms attached hereto as Exhibit 1.2(a)(1). At any time and from time to time after the Closing, at the Buyer's request and without further consideration, the Selling Parties (or their successors) promptly shall execute and deliver, at the Buyer's expense, such assignments of leases and other instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Assets, to put the Buyer in actual possession and operating control thereof, to assist Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement. In addition to the foregoing and not in limitation thereof, to the extent lawful, each of the Selling Parties hereby appoints Buyer as its respective Attorney-in-Fact (without requiring Buyer to act as such) to execute all such documents and to perform all other acts to assist Buyer in exercising all rights under this Agreement and to carry out the purpose and intent of this Agreement (the "Special Power of Attorney"). Each of the Selling Parties shall execute and deliver to Buyer at Closing a Special Power of Attorney in connection herewith.

      (b) To the extent not obtained and delivered at Closing, and such failure to so obtain and deliver is reasonably acceptable to the Buyer, the Buyer may nonetheless, in its sole and


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absolute  discretion,  elect  to  close  the  transaction  contemplated  hereby, provided that the Selling Parties and the Buyer each will use its commercially reasonable efforts to obtain as promptly as possible written consents to the transfer, assignment or sublicense to the Buyer of all agreements, commitments, contracts, License Agreements, leases, rights and other contract documents being transferred pursuant to Section 1.1(a) hereof where the approval or other consent of any other person is required. If any such approval or consent cannot be obtained, or if the parties hereafter agree in writing that it is not in their respective best interests to obtain any such approval or other consent, the Selling Parties will cooperate with the Buyer in any reasonable arrangement designed to provide the Buyer with substantially the same economic benefits as if such approval or other consent had been obtained and the transfer effected on or before the date hereof.

      1.3.  ASSUMPTION OF LIABILITIES.

      (a) At the Closing, the Buyer shall execute and deliver an Instrument of Assumption of Liabilities (the "Assumption Agreement") substantially in the form attached hereto as Exhibit B, pursuant to which it shall assume and agree to fully assume, perform, pay and discharge: (i) all those liabilities, claims and obligations set forth on Schedule 1.3(a) attached hereto, with respect to the Assets that are outstanding on or arising after the date hereof (the obligations set forth in this sub-section 1.3(a)(i) are collectively, the "Assumed Current Liabilities"); (ii) those liabilities, claims, or obligations outstanding on or arising after the date hereof under the Contract Rights, including, without limitation, the License Agreements; and (iii) those liabilities, claims or obligations outstanding on or arising after the date hereof from any agreement, contract, commitment or other contract documents which the Buyer has requested be transferred to it pursuant to Section 1.1(a) but which has not been so transferred due to the failure of the Seller to obtain the consent or approval required for such transfer, provided that the Buyer has received substantially the same economic benefit of such contract as if such consent or approval had been obtained and (iv) any liabilities, claims, or obligations resulting from or arising out of any matters set forth on any Schedule hereto or disclosed in any other writing to, and accepted by, the Buyer (the obligations set forth in (i), (ii), (iii) and (iv) are, collectively, the "Assumed Liabilities").

      (b) Except as otherwise provided herein or on any Schedule hereto, the Buyer shall not assume any of the liabilities of the Selling Parties and shall purchase the Assets free and clear of all liens, mortgages, security interests, encumbrances and claims. Without limiting the foregoing, the Buyer shall not at the Closing assume or agree to perform, pay or discharge, any obligations, liabilities and commitments, fixed or contingent, of the Selling Parties other than the Assumed Liabilities, including but not limited to:

            (i) severance, termination or other payments or benefits (including but not limited to post-retirement benefits) including but not limited to those owing under the Seller's severance policy or any employment agreement to any employees (union or non-union), sales agents or independent contractors employed by the Seller prior to the Closing (collectively, "Seller's Employees"), liabilities arising under any federal, state, local or foreign "plant closing law", liabilities accruing under the Seller's employee benefit plans, vacation pay plans or programs, retirement plans, and liabilities for any Employee Plan (as defined in Section 2.17)


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except those liabilities to Seller's Employees who become employees of the Buyer after the Closing relating solely to and arising solely out of their term of employment with the Buyer;

            (ii) worker's compensation claims arising from events prior to the Closing;

            (iii) stock option or other stock-based awards made to Seller's Employees;

            (iv) liabilities for any federal, state, local or foreign income taxes (including interest, penalties and additions to such taxes) or any deferred income taxes of the Selling Parties;

            (v) liabilities for any payroll taxes (including interest, penalties and additions to such taxes), except those liabilities to Seller's Employees who become employees of the Buyer after the Closing relating solely to and arising solely out of their term of employment with the Buyer;

            (vi) liabilities incurred for violations of occupational safety, wage, health, welfare, employee benefit or environmental laws or regulations prior to the date hereof;

            (vii) except as otherwise agreed to between the parties, liabilities to the extent related solely to the Excluded Assets;

            (viii) except as provided in Section 11 hereof, any tax (including but not limited to any federal, state, local or foreign income, franchise, single business, value added, excise, customs, intangible, sales, transfer, recording, documentary or other tax) imposed upon, or incurred by, the Selling Parties, if any, in connection with or related to this Agreement or the transactions contemplated hereby (including interest, penalties and additions to such taxes);

            (ix) liabilities for any commercial rent taxes to the extent accrued but not paid prior to the date hereof;

            (x) other than the Assumed Liabilities, any liabilities of the Seller to third parties arising out of the failure of the Seller to obtain any necessary consents to the assignment to the Buyer of contracts or leases to which the Seller is a party (including damages asserted by third parties for breach of such contracts or leases due to the failure to obtain such consents);

            (xi) liabilities, contingent or otherwise, which are not disclosed on Schedule 1.3(a);

            (xii) liabilities for borrowed money or liabilities, contingent or otherwise, to creditors of the Selling Parties, other than the Assumed Liabilities;

            (xiii) liabilities of the Seller for any state franchise taxes or annual license or other fees relating to qualification as a foreign corporation or authorization to do business in such states (including interest, penalties and additions to such taxes and fees); and


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            (xiv) any other  liabilities  of any kind or nature  whether  now in existence or arising hereafter not expressly assumed by the Buyer under Section 1.3(a) hereof.

      1.4.  PURCHASE PRICE.

      (a) Subject to the provisions of Section 1.5, in consideration of the transfer of the Assets of the Seller to the Buyer hereunder, the Buyer will: (i) assume the Assumed Liabilities; (ii) pay an aggregate purchase price (the "Purchase Price") equal to $3,700,000 in cash (the "Cash Consideration") payable to the Seller, which amount includes (A) the $500,000 non-refundable deposit (the "Deposit") previously paid in cash by the Buyer to the Seller on February 4, 1999 for the Assets; and (B) an additional $3,200,000 to be paid for the
Assets; (iii) pay an additional amount in cash (the "Additional Cash Consideration") for the Apparel Inventory that is equal to the fair market value thereof as reflected by the valuation prepared in good faith by the Seller, setting forth quantities purchased and the fair market value thereof, and delivered to Buyer at Closing, subject only to adjustment as set forth in
Section 1.4(b); and (iv) issue restricted shares of the Company's Common Stock (the "Securities") to the Seller or its designees, having an aggregate fair market value equal to $1,000,000 as determined by reference to the average closing price of the Company's Common Stock, on the Nasdaq National Market, for ten (10) trading days immediately preceding the Closing and having such rights as set forth in Section 1.4(c) (which Securities shall be subject to the terms of that certain Pledge Agreement, by and among the parties hereto, dated as of the date hereof).

      (b) Buyer shall arrange for, and Seller shall accommodate, a physical count of the Apparel Inventory to be taken on the day of Closing by Buyer's independent auditors. As promptly as possible after such physical count, and in no event later than thirty (30) days after Closing, any discrepancies between such physical count and the quantities previously disclosed by Seller to Buyer shall be resolved by mutual agreement of Buyer and Seller and the appropriate adjustments shall be made to the Purchase Price that was paid by Buyer to Seller on the date of Closing for the Apparel Inventory.

      (c) In the event Buyer shall, at any time, undertake an underwritten public offering (the "Offering") of its Common Stock, either for its own account or for the benefit of one or more of the principal shareholders of Buyer (consisting of Messrs. Jack M. Benun, Mark J. Benun and Isaac Levy), or any other third party, Buyer shall, upon Seller's request, include all of the Securities for sale in such Offering; provided, however, that: (i) Seller shall notify Buyer of Seller's intention to participate in the Offering and of the level of such participation within five (5) days of receiving written notice from Buyer of the Offering at least twenty (20) days prior thereto; (ii) Seller retains the right to withdraw from such Offering, upon written notice to Buyer delivered at least five (5) days prior to the effective date of the Registration Statement filed in connection with such Offering; and (iii) Seller's right to so participate in the Offering is subject to the pro rata limitations, set forth in writing, that the managing underwriter may impose upon Seller and all other selling securityholders in connection with such Offering, including, without limitation, any pro rata cutback in the number of shares of Common Stock to be offered, if the managing underwriter determines that the maximum number of shares of Common Stock


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proposed to be sold in such  Offering  exceeds  the maximum  number of shares of
Common Stock that can be sold in such Offering.

      1.5.  THE CLOSING.

      (a) The Closing shall take place at the offices of Buchanan Ingersoll Professional Corporation, counsel to the Buyer, on or before April 15, 1999, or such other time or place as the parties may mutually agree. The transfer of the Assets by the Seller to the Buyer shall be deemed to occur on the date of the Closing.

      (b) At the Closing, the Buyer shall pay the Purchase Price in the following manner:

            (i)   by the assumption of the Assumed Liabilities;

            (ii) payment of the Cash Consideration (less the Deposit);

            (iii) payment of the Additional Cash Consideration; and

            (iv) issuance of the Securities.

      (c) The Cash Consideration (less the Deposit) and the Additional Cash Consideration shall be paid to the Seller by wire transfer to an account to be specified by the Seller.

      1.6. USE OF PROCEEDS. The Seller covenants and agrees that it will utilize a requisite portion of the Cash Consideration and the Additional Cash Consideration to pay in full all outstanding obligations of Seller under the Material Licenses as of the date of Closing.

      1.7. PRO RATION OF EXPENSES. Buyer shall reimburse Seller for Seller's pro rata portion of prior operating costs and security deposits incurred by Seller as of Closing for which Buyer derives a benefit.

      2.    REPRESENTATIONS OF THE SELLING PARTIES.

      The representations and warranties made by the Selling Parties herein or in any instrument or document furnished in connection herewith (except for that certain Letter Agreement, dated the date hereof, in respect of Sellers' Required Facilities and the operation thereof (the "Operating Agreement") referenced in
Section 7.12 hereof) shall survive the Closing  until (and  including)  eighteen
(18) months from the date hereof; provided, however, that the representations and warranties made by the Selling Parties pursuant to Section 2.21 hereof shall survive Closing until the later of (i) eighteen (18) months from the date hereof or (ii) the termination of that certain Securities Pledge and Securities Agreement by and between Buyer and A. Glasgow (collectively, the "Survival
Period"). The representations and warranties in this Section 2 or in any document delivered to the Buyer pursuant to this Agreement are deemed to be material and the Buyer is entering into this Agreement relying on such representations and warranties. The Selling Parties, jointly and severally, represent and warrant to the Buyer as follows (it being understood that all references in this Section 2 to the Seller shall be deemed to include any of Seller's subsidiaries, unless the context otherwise requires):


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      2.1.  ORGANIZATION.  The Seller is a corporation  duly organized,  validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby. Schedule 2.1 sets forth the authorized and outstanding capital stock of the Seller as well as the record and beneficial owners thereof. Except as set forth on Schedule 2.1, the Seller does not own or control, directly or indirectly, any corporation, partnership, association or business entity. The Seller is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so would not have a material adverse effect on the Business. Schedule 2.1 contains a true, correct and complete list of all of the jurisdictions in which the ownership of the property used in the Business or the nature of the Business requires qualification.

      2.2.  AUTHORIZATION.

      (a) The execution and delivery of this Agreement and the Operating Agreement (the "Operating Agreement") (and all other agreements provided for herein or therein) by the Seller, and the consummation by the Seller of all transactions contemplated hereby, have been duly authorized by all requisite corporate and shareholder action. This Agreement and the Operating Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby or thereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against it, in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally. Except as set forth on Schedule 2.2, the execution, delivery and performance by the Seller of this Agreement and the Operating Agreement and the agreements provided for herein or therein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Seller; (b) violate the provisions of the Certificate of Incorporation or Bylaws of the Seller; (c) violate any material judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the material breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Seller pursuant to any material indenture, mortgage, deed of trust or other instrument or agreement to which any of them is a party or by which any of them or any of their properties is or may be bound, other than with respect to obligations of Seller which will be discharged at or prior to Closing. Schedule 2.2 attached hereto sets forth a true, correct and complete list of all consents, approvals, permissions, licenses, authorizations and other requirements prescribed by law, rule, regulation or by contract in connection with the consummation by the Seller of the transactions contemplated by this Agreement and the Operating Agreement. Except as otherwise contemplated herein, or as indicated on Schedule 2.2, all such items have been or will be, prior to the Closing, obtained and satisfied.


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      (b) The  Shareholder  has, and as of the Closing will have,  all requisite power and authority to execute, deliver and perform this Agreement and the Operating Agreement and to consummate the transactions and all other agreements contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Operating Agreement, all of the other agreements contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Shareholder. This Agreement and the Operating Agreement have been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation, enforceable against the Shareholder in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or fraudulent conveyance or similar laws affecting creditors' rights generally. Neither the execution and delivery of this Agreement, the Operating Agreement, all of the other agreements contemplated hereby or thereby nor the consummation by the Shareholder of the
transactions   contemplated  hereby  or  thereby,  violates  any  law,  statute, ordinance, regulation, order, judgment or decree of any court or governmental agency applicable to Shareholder, or violates, or conflicts with, any contract, commitment, agreement, understanding or arrangement of any kind to which Shareholder is a party or by which Shareholder is bound.

      2.3. OWNERSHIP OF THE ASSETS. Schedule 2.3 attached hereto sets forth a true, correct and complete list of all claims, liabilities, liens, mortgages, pledges, charges, security interests, restrictions, prior assignments, encumbrances and equities of any kind affecting their respective Assets (collectively, the "Encumbrances"). Except as otherwise set forth on Schedule 2.3, the Seller has good and marketable title to the Assets, and has the right to and will sell and transfer to the Buyer good and marketable title to the Assets, free and clear of all Encumbrances. Except as otherwise set forth on
Schedule 2.3, the delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Assets in the Buyer, free and clear of all Encumbrances and claims of any kind or nature whatsoever.

      2.4.  FINANCIAL STATEMENTS.

      (a) The Seller has previously delivered to the Buyer its audited balance sheet as of November 30, 1997 and unaudited balance sheet as of November 30, 1998, and the related statements of operations, shareholders' equity and changes in financial position of the Seller for the fiscal years then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied consistently with past practice, except as set forth in Schedule 2.4.

      (b) The Financial Statements are accurate and complete, and, except as set forth in Schedule 2.4, in all material respects fairly present, as of their respective dates, the financial condition, retained earnings (deficit), assets and liabilities of the Seller and the results of operations of the Seller's business for the periods indicated. Nothing has come to the attention of the Seller since the date of the Financial Statements which would lead it to believe that the reserves and accruals shown thereon are inadequate for all reasonably anticipated losses, costs and expenses and the Seller reasonably believes that such reserves and accruals are adequate for all of such losses, costs and expenses.

      2.5. LITIGATION. Except as set forth on Schedule 2.5, the Seller is not a party to, or to the Selling Parties' best knowledge threatened with, and (to the best of the Selling Parties' knowledge in any material respect) none of the Assets are subject to, any litigation, suit, action, investigation, grievance, arbitration, proceeding, or controversy or claim before any court, administrative agency or other governmental authority affecting the Assets in any material respect. The Seller is not in material violation of or in default with respect to any judgment, order, award, writ, injunction, decree or rule of any court, governmental department, commission, agency, instrumentality, arbitrator, administrative agency or governmental authority or any regulation of any administrative agency or governmental authority, where such violation or default would have a material adverse effect upon the Assets, the business, properties, condition (financial or otherwise) of the Business or the consummation of the transactions contemplated hereby. Except as set forth in
Schedule 2.5, the Seller has not received written notice of any product liability claim, warranty claim or other claim whatsoever which, if decided adversely, would have a material adverse effect on the Assets or the business, condition (financial or otherwise), properties of the Business.

      2.6. INSURANCE. Schedule 2.6 sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring the Assets or the Business and of all life insurance policies maintained for any employees of the Business, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies"). True, correct and complete copies of all of the Insurance Policies have been previously delivered by the Seller to the Buyer. The Insurance Policies are in full force and effect. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no known default under any of the Insurance Policies. Except as set forth on Schedule 2.6, the Seller has not received any written notice from any issuer of the Insurance Policies canceling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the best knowledge of the Selling Parties, no such cancellation, amendment or increase of deductibles, retainers or premiums is threatened.

      2.7. FIXED ASSETS. Schedule 2.7 sets forth a true, correct and complete list of all Fixed Assets as of the date hereof, including a description and the cost and accumulated depreciation on an aggregate basis with respect to all Fixed Assets. Except as set forth in Schedule 2.7, as of the date hereof, the Fixed Assets are in good operating condition and repair (apart from ordinary wear and tear).

      2.8. LEASES. Schedule 2.8(a) attached hereto sets forth a true, correct and complete list as of the date hereof of all leases of real estate, identifying separately each ground lease, to which the Seller is a party as lessee or tenant or which the Seller uses in the operations of the Business.
Schedule 2.8(b) attached hereto sets forth a list of all leases of real estate which the Buyer will assume pursuant to this Agreement (the "Leases"). True, correct and complete copies of the Leases, and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Seller to the Buyer. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and, except as set forth on Schedule 2.8(b) attached hereto, have not been modified or amended since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder, which default remains uncured. Except as set forth on Schedule 2.8(b) attached hereto, there has not occurred any event which would constitute a material breach of or material default in the performance of any material covenant, agreement or condition contained in any Lease by either party thereto, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a material breach or material default. The Seller is not obligated to pay any leasing or brokerage commission relating to any Lease and will not have any enforceable obligation to pay any leasing or brokerage commission upon the renewal or extension of any Lease. No material construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by any party under any Lease. Seller has fulfilled all material obligations required pursuant to the Leases to have been performed by Seller. None of the Leases imposes any restrictions that would materially interfere with the continued operation of the business as currently conducted on any of the properties that are the subject of the Leases. There is no pending or, to the best of the Selling Parties' knowledge, threatened eminent domain taking or condemnation that will or may affect any of the properties that are the subject of the Leases.

      2.9. CHANGE IN FINANCIAL CONDITION AND ASSETS. Since November 30, 1998, there has been no change which materially and adversely affects the Assets or the business, properties, condition (financial or otherwise) or prospects of the Business.

      2.10. BOOKS AND RECORDS. The general ledgers, minute books and books of account of the Seller with respect to the Business, all federal, state, local and foreign income, franchise, property and other tax returns filed by the Seller, with respect to the Assets, and all other books and records of the Seller with respect to the Business, all of which have been made available to the Buyer, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations other than any digression from such practice and procedures which has no material adverse effect on the Assets or the Business, or the valuations thereof for the purposes of this Agreement, as conducted as of and prior to the date hereof.

      2.11.  LICENSES, CONTRACTS AND COMMITMENTS.

      (a) Schedule 2.11(a) attached hereto contains a true, complete and correct list of the following licenses, contracts and agreements which relate to the Assets and to the Business:

            (i) the License Agreements, including, without limitation, the Material Licenses, whether evidenced by license agreement or otherwise.

            (ii) all loan agreements, indentures, mortgages and guaranties to which the Seller is a party or by which the Seller or its property is bound;

            (iii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements relating to any of the Assets to which the Seller is a party or by which the Seller or any of its property is bound;

            (iv) all contracts, agreements, commitments, purchase orders (other than merchandise deliveries to customers in the normal course of business upon standard terms) or other understandings or arrangements to which the Seller is a party or by which any of their respective property is bound which (A) involve payments or receipts by any of them of more than $25,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) may materially adversely affect the condition (financial or otherwise) or the properties, Assets, business or prospects of the Business;

            (v) all collective bargaining agreements, employment and consulting agreements, non-competition agreements, trust agreements, executive compensation plans, bonus, 401(k), or profit-sharing plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, memoranda of understanding, arrangements or commitments to which the Seller is a party or by which the Seller or any of its property is bound;

            (vi) all contracts, agreements or other understandings or arrangements, whether written or oral, between the Seller and any shareholder, employee, officer or director of the Seller which may affect the Business as conducted as of and prior to the date hereof or the Assets;

            (vii) all leases, whether operating, capital or otherwise, under which the Seller is lessor or lessee, including, without limitation, all equipment leases;

            (viii) all contracts, agreements and other documents or information relating to past disposal of waste (whether or not hazardous) which are available;

            (ix) all return policies and product warranties relating to products or goods manufactured or distributed by the Business as the same are currently in effect or may have been in effect from time to time since December 31, 1997, as well as any exception to such policies, all cooperative advertising arrangements and all rebate, discount or allowance arrangements;

            (x) all contracts related to operation, maintenance or management of the leased facilities under any Leases (the "Leased Premises"), other than immaterial contracts; and

            (xi) any other licensing agreements, franchise agreements and other material agreement or contract entered into by the Seller.

      (b) Schedule 2.11(b) attached hereto sets forth a true, correct and complete list of the licenses, contracts and agreements, whether written or oral, which are to be assigned from the Seller to the Buyer at the Closing (collectively, the "Contracts"). Schedule 2.11(a) attached hereto sets forth a true, correct and complete list of all licenses and other agreements to which Seller is a party (as licensor or licensee) or by which the Seller is bound.

      (c) Except as set forth on Schedule 2.11(c):

            (i) each Contract is a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, and the Selling Parties have no knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

            (ii) the Seller has fulfilled all material obligations required pursuant to the Contracts to have been performed by it prior to the date hereof;

            (iii) the Seller is not in material breach of or material default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto (an "Inchoate Default"); and

            (iv) to the best knowledge of the Selling Parties, there is no existing material breach or material default by any other party to any Contract, and no Inchoate Default.

      (d) True, correct and complete copies of all of the foregoing licenses, contracts and agreements, including but not limited to the Contracts, and all unfilled customer orders, have been delivered or made available by the Seller to the Buyer prior to the date hereof.

      2.12. COMPLIANCE WITH LAWS. The Seller has all requisite material licenses, permits and certificates, including health and safety permits, from federal, state, local and foreign authorities necessary to conduct the Business and own and operate the Assets (collectively, the "Permits"). Schedule 2.12 sets forth a true, correct and complete list of all such Permits, copies of which previously have been delivered by the Seller to the Buyer. The Seller has not engaged in any activity which would cause or, to the knowledge of the Selling Parties, permit revocation or suspension of any such Permit and no action or proceeding looking to revocation or suspension of any such Permit is pending or to the knowledge of the Selling Parties threatened. There are no existing material defaults or Inchoate Defaults by the Seller under any Permit. The Selling Parties have no knowledge of any material default or Inchoate Defaults on the part of any party in the performance of any obligation to be performed or paid by any party under any Permit. Except as set forth in Schedule 2.12, the consummation of the transactions contemplated by this Agreement will in no way affect the continuation, validity or effectiveness of the Permits or require the consent of any third party under any such Permit. The Seller is not in violation of any material law, regulation or ordinance (including but not limited to laws, regulations or ordinances relating to building, zoning, land use or similar matters) relating to its properties, the violation of which could have a material adverse effect on the Assets or the business, properties, condition (financial or otherwise) of the Seller. The business of the Seller does not violate, in any material respect, and the Seller is not in violation of, any federal, state, local or foreign laws, regulations or orders, the violation or enforcement of which would have a material and adverse effect on the Assets, business, properties, condition (financial or otherwise) of the Seller. Except as set forth on Schedule 2.12, the Seller has not received any written notice from any federal, state, foreign, or local governmental or regulatory authority or otherwise of any such violation or noncompliance.

      2.13.  EMPLOYEE RELATIONS.

      (a) The Seller is in material compliance with all material federal, state, local and foreign laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or taxes or workers compensation assessments or penalties.

      (b) Except as set forth on Schedule 2.13:

            (i) none of Seller's Employees are represented by any labor union;

            (ii) there is no unfair labor practice complaint against the Seller pending before the National Labor Relations Board or any state, foreign, or local agency affecting the Seller;

            (iii) there is no pending labor strike or other material labor trouble affecting the Seller (including but not limited to any organizational campaign);

            (iv) there is no material labor grievance pending against or affecting the Seller;

            (v) there is no pending organizing activities respecting the Seller's Employees;

            (vi) except as set forth on Schedule 2.13, there are no pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Seller is a party, or any collective bargaining agreement to which the Seller is a party affecting the Seller's Employees; and

            (vii) there is no pending litigation, or other proceeding against the Seller by any employee or group of employees or independent contractor or group of independent contractors which is based on claims arising out of any employee's or group of employees' employment relationship with the Seller or any independent contractor's or group of independent contractors' independent consulting relationship with the Seller (insofar as such relationship pertains to the Business of the Seller), including but not limited to claims for contract, tort, discrimination, employee benefits, commissions, wrongful termination, age discrimination, sexual harassment, sexual discrimination and any and all common law or statutory claims.

      (c) The Seller has not violated the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101-09 (the "WARN Act") or any similar state or local law and has provided all requisite notices pursuant to the WARN Act. Since July 1, 1998, the Seller has terminated sixty (60) employees.

      (d) The Selling Parties hereby acknowledge that, except as otherwise set forth herein, the Buyer has no current plans to offer employment to all of the Seller's Employees affected by the transactions contemplated hereby. The Buyer may, however, offer employment to some of the Seller's Employees under such terms and conditions as may be set by the Buyer. The Selling Parties agree and acknowledge that, except as otherwise set forth herein, the Buyer shall not assume any collective bargaining agreement between the Seller and any of the Seller's Employees, notwithstanding any specific terms to the contrary contained in any such collective bargaining agreement.

      2.14.  ABSENCE  OF  CERTAIN  CHANGES  OR  EVENTS.  Except  as set forth on
Schedule 2.14, since November 30, 1998, the Seller has not entered into any transaction which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, the Seller has not:

      (a)   Mortgaged,   pledged  or  subjected  to  lien,   charge  or  other
encumbrance any of the Assets;

      (b) Sold or purchased, assigned or transferred any of its Assets (except for Inventory sold in the ordinary course of business);

      (c) Made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

      (d) Suffered any casualty losses, whether insured or uninsured, and whether or not in the control of the Seller, in excess of $25,000 in the aggregate, or waived any rights of any value unless such loss or waiver is reflected in the Financial Statements;

      (e) Authorized or issued recall notices for any of its products relating to the Business or initiated any safety investigations relating to the Business; or

      (f) Received written notice of any litigation, warranty claim or products liability claims relating to the Business.

      2.15. PREPAYMENTS AND DEPOSITS. Except as set forth on Schedule 2.15, the Seller has no prepayments or deposits from customers for products to be shipped, or services to be performed, by the Seller after the date hereof.

      2.16.  TRADE NAMES AND OTHER INTANGIBLE PROPERTY.

      (a) Schedule 2.16 attached hereto sets forth a true, correct and complete list and a description of all Intangible Property. True, correct and complete copies of all licenses and other agreements relating to the Intangible Property have been previously delivered by the Seller to the Buyer. The Selling Parties have no knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any such license or agreement. During the past five years the only name by which the Seller has been known or which the Seller has used as its corporate name is set forth in the preamble of this Agreement.

      (b) Except as otherwise disclosed in Schedule 2.16 attached hereto, the Seller is the sole and exclusive owner, free and clear of all liens, claims and restrictions, of all Intangible Property and all designs, permits, labels and packages used on or in connection therewith. The Intangible Property owned by the Seller is sufficient to conduct the Business, as presently conducted. The Seller has received no notice of, and has no knowledge of any basis for, a claim against it that any of its operations, activities, products or publications infringes on any patent, trademark, trade name, copyright or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or any property rights of others. Except as otherwise disclosed in Schedule 2.16, the Seller (i) has no disputes with or claims against any third party for infringement by such third party of any trade name or other Intangible Property of the Seller, and (ii) is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, trade name, copyright or other property right, with respect to the use thereof or in connection with the conduct of the Business or otherwise. The Seller has taken all steps reasonably necessary to protect its right, title and interest in and to the Intangible Property. Except as set forth in Schedule 2.16, the consummation of the transactions contemplated by this Agreement
(including any required financing) will in no way affect the continuation, validity or effectiveness of the Intangible Property or require the consent of any third party in respect of the Intangible Property.

      2.17.  EMPLOYEE BENEFIT PLANS.

      (a) ERISA. Except as set forth on Schedule 2.17, neither the Seller nor any person, firm, corporation or entity which is (or within the past five years has been) a member with the Seller of a "controlled or affiliated group", within the meaning of Section 414(b), (c), (m), (n) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), has maintained, sponsored or contributed to any "pension plan" within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any "welfare plan" within the meaning of Section 3(1) of ERISA, or any other employee benefit plan, program, practice or arrangement, whether or not subject to ERISA (a "non-ERISA plan") (such pension plans, welfare plans and non-ERISA plans of the Seller being herein referred to as the "Employee Plans"). Except as set forth on Schedule 2.17, the Seller has provided the Buyer with a true, correct and complete copy of each pension plan, each welfare plan and each non-ERISA plan listed on such Schedule, together with a copy of the most recent summary plan description and annual report (if applicable) with respect to each such plan. Except as set forth on Schedule 2.17, each pension plan listed on such Schedule is a "qualified plan" within the meaning of Section 401 of the Code. Except as set forth on Schedule 2.17, each pension plan, each welfare plan and each non-ERISA plan listed on such Schedule has been administered in accordance with its terms, and each pension plan and welfare plan has been operated and administered in accordance with all applicable requirements of ERISA and the Code. Without limiting the generality of the foregoing, no trustee, administrator, sponsor, or other party-in-interest or disqualified person, has engaged or participated in any "prohibited transaction", as that term is defined in Section 4975(c)(1) of the Code, with respect to any pension plan or welfare plan listed on Schedule
2.17. Without limiting the generality of the foregoing, in connection with all welfare or non-ERISA plans which are subject to continuation coverage under
Section  4980B of
the Code, all notices and elections with respect to such coverage have been made in compliance with the requirements of Section 4980B. With respect to each "defined benefit pension plan", as defined in Section 3(35) of ERISA, identified on Schedule 2.17: (i) the fair market value of the assets thereof as of the date hereof is as set forth on such Schedule; (ii) the present value of all accrued benefits thereunder, determined as if such pension plan terminated on the date hereof, is as set forth on Schedule 2.17; (iii) if any such plan is a "multiemployer plan", as defined in Section 3(37) of ERISA, the present value of the contingent liability of the Seller both in the event of the termination of such plan and in the event that the Seller withdraws therefrom is as set forth on Schedule 2.17; (iv) no such plan has incurred an "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, and (v) no such pension plan has terminated, nor has any "reportable event", within the meaning of Section 4043 of ERISA, occurred with respect to such plan. All contributions for all periods ending prior to the date hereof (including periods from the first day of the current plan year to the date hereof) will be made prior to the date hereof by the Seller in accordance with past practice with respect to pension plans, welfare plans and non-ERISA plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course of business, with regard to applicable plans for policy years or other applicable policy periods ending on or before the date hereof.

      (b) Claims and Litigation. Except as set forth on Schedule 2.17(b), to the best of the Selling Parties' knowledge, there are no threatened or pending claims, suits or other proceedings by present or former employees of Seller, plan participants, beneficiaries or spouses of any of the above, the Internal Revenue Service, the Pension Benefit Guaranty Corporation, or any other pension or entity involving any Employee Plan, including claims against the assets of any trust, involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits to participants or beneficiaries, including claims pursuant to domestic relations orders and there is no basis for any legal action, proceeding or investigation with respect to such plans.

      2.18.  LEASED PREMISES.

      (a) Schedule 2.18 contains a true, correct and complete list of addresses and legal description of all Leased Premises.

      (b) Except as set forth on Schedule 2.18, no work has been performed on or materials supplied to the Leased Premises within any applicable statutory period which could give rise to mechanics or materialmen's liens; all bills and claims for labor performed and materials furnished to or for the benefit of the Leased Premises for all periods prior to the Closing shall be paid in full, and the Selling Parties have no knowledge of any mechanic's or materialmen's liens, whether or not perfected, on or affecting any portion of the Leased Premises.

      (c) There is no pending or, to the Selling Parties' knowledge, threatened condemnation or eminent domain proceeding with respect to the Leased Premises.

      (d) Except as set forth on Schedule 2.18, there are no taxes or betterment or special assessments other than ordinary real estate taxes pending or payable against the Leased Premises and there are no contingencies existing under which any assessment for real estate taxes may be retroactively filed against the Leased Premises; the Selling Parties have no knowledge of any proposed special assessment that may affect the Leased Premises or any part thereof; there are no penalties due with respect to real estate taxes and/or impositions, and all real estate taxes and/or impositions (excepting those for the current year that are not yet due and payable) with respect to the Leased Premises have been paid in full; there are no taxes or levies, permit fees or connection fees which must be paid respecting existing curb cuts, sewer hookups, water-main hookups or services of a like nature.

      (e) The Leased Premises comply in all material respects with the requirements of all building, zoning, subdivision, health, safety, environmental, pollution control, waste products, sewage control and all other applicable statutes, laws, codes, ordinances, rules, orders, regulations and decrees (collectively, the "Government Regulations") of any and all government agencies. To the extent set forth in Schedule 2.12, the Seller has obtained and provided to the Buyer all consents, permits, licenses and approvals required by such Government Regulations, such consents, permits, licenses and approvals are in full force and effect, have been properly and validly issued, and on or prior to the date hereof will be assigned to the Buyer by the Seller to the extent the same are assignable. Except as set forth in Schedule 2.12, there is no uncured material breach of any condition or requirement imposed by, or pursuant to, any permit or license issued with respect to the Leased Premises. There is no action pending or, to the best of the Selling Parties' knowledge, threatened by any government agencies claiming that the Leased Premises violates such Government Regulations or threatening to shut down the Business or the use of the Assets or to prevent the Assets from being used as presently used.

      (f) Except as set forth on Schedule 2.18, there are no actions, suits, petitions, notices or proceedings pending, given or, to the best of the Selling Parties knowledge, threatened by any persons or government agencies before any court, government agencies or instrumentalities, administrative or otherwise, which if given, commenced or concluded would have a material adverse effect on the value, occupancy, use or operation of the Leased Premises.

      (g) To the best knowledge of the Selling Parties, the structural components of all of the buildings located on the Leased Premises are in good condition and repair, normal wear and tear excepted.

      (h) The Selling Parties (i) have not received written notice and (ii) have no knowledge of the existence of any outstanding written notice:

                  (A) from any federal, state, county, municipal or foreign authority alleging any health, safety, pollution, environmental, zoning or other material violation of law with respect to the Leased Premises or any part thereof that has not been entirely corrected; or

                  (B) from any insurance company or bonding company with respect to any defects or inadequacies in the Leased Premises or any part thereof that would materially adversely affect the insurability of same or cause the imposition of extraordinary premiums or charges therefor or any termination or threatened termination of any policy of insurance or bond relating thereto.

      2.19. BROKERS. Except for MMG Incorporated, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Seller without the intervention of any other person in such manner as to give rise to any valid claim for a finder's fee, brokerage commission or other like payment. All such fees shall be borne by the Seller.

      2.20. PRESERVATION OF ASSETS. The Seller has not sold, assigned or transferred any of the Assets, other than in the ordinary course of business.

      2.21.  ENVIRONMENTAL COMPLIANCE.

      (a) The Seller has obtained all permits, licenses and other authorizations required under Federal, state and local laws, relating to protection of the Environment (as defined below), including laws relating to any Release (as defined below) of or presence of pollutants, contaminants, or hazardous or toxic materials or wastes into or in soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air, and/or any environmental medium (the "Environment") or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or waste. Schedule 2.21 hereto sets forth a complete and accurate list of all such permits, licenses and other authorizations obtained by the Seller, copies of which have been delivered to the Buyer. The Seller is in full compliance with all terms and conditions of such permits, licenses and other authorizations. To the best of the Selling Parties' knowledge, except as set forth on Schedule 2.21, there are no proposed or pending changes in the federal, state, county or local laws, regulations, standards, or in the Seller's permits, licenses or authorizations relating to pollution or protection of the Environment that would increase the present costs of compliance with such laws or change any methods of operation.

      (b) Except as indicated on Schedule 2.21 neither the Seller has, and, to the best of the Selling Parties' knowledge, after due inquiry, none of the Seller's employees, agents, contractors or subcontractors have, used, generated, processed, stored, transported, recycled, Released or otherwise handled any Hazardous Materials (as defined below) except as permitted by law on or about any real property related to the Seller's business or the Seller's contractual relations with any such agents, contractors or subcontractors, including, but not limited to, real property formerly owned by the Seller (collectively, the "Seller Real Property") and the facilities now or formerly leased or operated by the Seller (collectively, the "Seller Facilities"). Additionally, except as indicated on Schedule 2.21, neither the Seller Facilities nor the Seller Real Property is being used or has ever previously been used for the generation, use, processing, storage, transportation, recycling, Release or handling of any
Hazardous Materials, except as such use may have been permitted by law. In addition, except as indicated on Schedule 2.21, neither the Seller Facilities nor the Seller Real Property has or has ever had any Hazardous Materials Contamination or Environmental Condition. The Seller, in the conduct of its business, is and has been in compliance with all Environmental Laws. Notwithstanding any statement or representation to the contrary in any affidavit or other document, the Seller affirmatively represents that as of the date hereof, the Seller has made all filings required by RCRA and that there have been no failures by the Seller to timely report under any Environmental Law. The

Seller has not received any written notice from any governmental authority or any other person respecting or related to any actual, threatened or potential Release or presence of any Hazardous Materials or any non-compliance with any Environmental Laws as to which any such claimed noncompliance presently exists. No investigation, administrative proceeding, consent order or agreement, limitation or settlement with respect to Hazardous Materials, Hazardous Materials Contamination or Environmental Condition has been or is, to the best of the Selling Parties' knowledge, proposed, threatened, anticipated or in force with respect to its business, nor has such property ever been on any Federal or state "Superfund" or "Super Lien" list.

      As used in this Section 2.21, "due inquiry" shall mean that Selling Parties have made inquiry of all Seller's executives, corporate officers and directors and any employee or agent of Seller with responsibility for environmental matters.

      As used herein "Hazardous Materials" include any (i) "Hazardous Waste" as defined by The Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time ("RCRA"), and regulations promulgated thereunder; and "Hazardous Substance" as defined by The Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended from time to time ("CERCLA"), and regulations promulgated thereunder; (ii) asbestos; (iii) polychlorinated biphenyls; (iv) any substance, the presence of which on the premises of the Seller's business, is prohibited by Environmental Laws; (v) oil, petroleum or any petroleum products or by-products; (vi) any other substance which, pursuant to Environmental Laws, requires special handling or notification of any Federal, state or local governmental entity in its collection, processing, handling, storage, transport, treatment or disposal or exposure thereto; (vii) any substance, which if not properly disposed of, may pollute, contaminate, harm or have any detrimental effect on the Environment; (viii) underground storage tanks, whether empty, filled or partially filled with any substance; and (ix) any other pollutant, toxic substance, hazardous substance, hazardous waste, hazardous material or hazardous substance as regulated by or defined in or pursuant to any Environmental law or any other Federal, state, or local environmental law, regulation, ordinance, rule, or by-law, whether existing on or prior to the date hereof.

      As used herein, "Hazardous Materials Contamination" shall mean, with respect to any Seller's Real Property, Seller's Facilities, or the Environment, contamination by a Release or the presence of Hazardous Materials.

      As used herein, "Environmental Condition" shall mean any condition with respect to the Environment on or off the Seller Real Property and Seller Facilities, whether or not yet discovered, which could or does result in any damage, loss, cost, expense, claim, demand, order, or liability to or against the parties hereto by any third party (including, without limitation, any government entity), including, without limitation, any condition resulting from the operation of Seller's business and/or the operation of the business of any other property owner or operator in the vicinity of the Seller Real Property and Seller Facilities and/or any activity or operation formerly conducted by any person or entity on or off the Seller Real Property and Seller Facilities.

      As used herein, "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

      As used herein, "Environmental Laws" shall mean any environmental or health and/or safety-related law, regulation, rule, ordinance, or by-law at the Federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted, including but not limited to: (i) Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USCA 601 et seq.; (ii) Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 USCA 6901 et seq.; (iii) Federal Water Pollution Control Act of 1972 as amended by the Clean Water Act of 1977, as amended, 33 USCA 1251 et seq.; (iv) Toxic Substances Control Act of 1976, as amended, 15 USCA 2601 et seq.; (v) Emergency Planning and Community Right-to-Know Act of 1986, 42 USCA 11001 et seq.; (vi) Clean Air Act of 1966, as amended; (vii) Rivers and Harbors Act of 1970, as amended, 33 USCA 401 et seq.; (viii)
Endangered Species Act of 1973, as amended, 16 USCA 1531, et seq; (ix) Occupational Safety and Health Act of 1970, as amended, 29 USCA 651 et seq.; (x) Safe Drinking Water Act of 1974, as amended, 42 USCA 300 et seq., and any other federal, state, or local law, regulation, rule, ordinance or order currently in existence which governs:

            (i) the existence, cleanup and/or remediation of toxic or Hazardous Materials;

            (ii) the Release, emission, discharge or presence of Hazardous Materials into or in the Environment;

            (iii) the control of Hazardous Materials; or

            (iv) the use, generation, transport, treatment, storage, disposal, removal or recovery of Hazardous Materials.

      (c)   Release of Environmental Escrow.

      The Seller agrees to place the Securities into escrow to guarantee payment of any environmental liabilities that may be incurred by Buyer in connection with Environmental Conditions that may exist at the Seller's Real Property, or Seller's Facilities at the closing.

      Seller further agrees to provide Buyer (or a person designated by Buyer) with copies of all inspections, investigations, studies, audits, tests, reviews, government communications or other analyses that are in the possession of the Seller or performed on behalf of the Seller, and which relate to Environmental Conditions at the Seller's Real Property and Seller's Facilities.

      If any of the Seller's Real Property or Seller's Facilities are required to undergo review pursuant to the provisions of the New Jersey Industrial State Recovery Act, N.J.S.A. 13:1K-6 et seq. ("ISRA"), Seller shall, at Seller's expense, comply with the provisions of ISRA and shall provide Buyer (or a person designated by Buyer) with copies of all filings and reports required to comply with ISRA. If an ISRA Remedial Investigation identifies Environmental Conditions that must be remediated and Seller is required to establish a source of remediation funding pursuant to ISRA, then any escrowed Securities having a value in excess of the cost of required remediation funding shall be released from the escrow subject to the conditions set forth below. The balance of the escrowed Securities shall be released upon receipt of a No Further Action ("NFA") letter from the New Jersey Department of Environmental Protection ("DEP").

      If any of the Seller's Real Property or Seller's Facilities are not required to comply with ISRA, then Seller shall obtain, at Seller's expense, either a Letter of Non-Applicability or a De Minimis Quantity Exemption Letter as appropriate from the DEP confirming that such properties are not subject to ISRA. In addition, Seller will perform, as appropriate, and at Seller's expense, a Phase I environmental site assessment ("Phase I ESA") that is consistent with the ASTM Standard Practice for Environmental Site Assessments (E-1527-94). The Phase I ESA shall be performed by a consultant who is mutually acceptable to the Buyer and Seller. If the Phase I ESA does not identify any Environmental Conditions that require further investigation, the escrowed Securities shall be released.

      However, if the Phase I ESA identifies potential Environmental Conditions, then Seller shall have a Phase II ESA performed, at Seller's expense, to delineate the nature and extent of any Environmental Condition identified in the Phase I ESA. If the Phase II ESA determines that there are no hazardous substances present at the properties in concentrations that exceed DEP remediation standards or migrating from the Seller's Real Property or Seller's Facilities in concentrations that exceed DEP remediation standards, then the balance of the escrowed Securities may be released provided, however, that if the presence of the hazardous substances triggers a reporting obligation under Environmental Laws, then the escrowed Securities may not be released until the receipt of an NFA letter. The Phase II ESA shall be performed by a consultant who is mutually acceptable to the Buyer and Seller.

      If the Phase II ESA reveals an Environmental Condition which requires remediation pursuant to Environmental Laws, then Seller shall enter into a memorandum of agreement ("MOA") with the DEP to perform the required cleanup, at Seller's expense. Escrowed Securities shall continue to be held in escrow in an amount determined to be sufficient by an environmental consultant mutually acceptable to the Buyer and Seller to cover the costs of any cleanup required to achieve DEP remediation standards, and any escrowed Securities in excess of the estimated remediation costs shall be released. Upon receipt of a NFA letter from the DEP, the balance of the escrowed Securities may be released.

      For purposes of this Section 2.21 only, and in the event a valuation of the escrowed Securities must be made, the fair market value of the escrowed Securities shall be determined by reference to the average closing price of the Company's Common Stock, on the Nasdaq National Market, for the ten (10) trading days immediately preceding the date of such valuation.

      2.22. SOLVENCY. The Seller is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Agreement. In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) the Seller will be able to pay its debts as they become due, (ii) the property of the Seller does not and will not constitute unreasonably small assets, and the Seller will not have unreasonably small assets and will not have insufficient assets with which to conduct its present or proposed business, and (iii) taking into account all pending and threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Seller. The cash available to the Seller, after taking into account all other anticipated uses of the cash of the Seller, will be sufficient to pay all such judgments promptly in accordance with their terms. As used in this Section 2.22, (x) "insolvent" means that the sum of the present fair saleable value of the Seller's assets does not equal or exceed the Seller's debts and other probable liabilities, and (ii) the term "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

      2.23. TRANSACTIONS WITH RELATED PARTIES. Except as set forth on Schedule 2.23, the Shareholder (a) has not borrowed from or loaned money or other property to the Seller which has not been repaid or returned, (b) has no contractual or other claims, express or implied, of any kind whatsoever against the Seller or (c) has no interest in any property used by the Seller.

      2.24. NO OTHER AGREEMENTS TO SELL THE ASSETS OR THE BUSINESS. Neither the Seller nor the Shareholder has any legal obligation, absolute or contingent, to any other person to sell the Assets or the Business or to sell any capital stock of the Seller or to effect any merger, consolidation or other reorganization of the Seller or to enter into any agreement with respect thereto, except pursuant to this Agreement.

      2.25. YEAR 2000 COMPLIANCE. The Seller has reviewed its products, business, services and operations which could be adversely affected by the risk that computer applications developed, marketed, sold and delivered or used by the Seller may be unable to recognize and properly perform date-sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). Except as set forth on Schedule 2.25, the products, services, applications or other deliverables provided or delivered by the Seller to, or on behalf of, its customers prior to the Closing, and the products, services, applications and other deliverables currently offered by the Seller to, or on behalf of, its customers will not give rise to claims against the Seller based upon the Year 2000 Problem based upon warranties applicable to the Seller's products or services or statements made by the Seller with respect to such product services.

      2.26. CERTAIN SECURITIES LAW REPRESENTATIONS. Each of the Selling Parties represents as follows with respect to the Securities to be acquired in connection with this Agreement. Such Selling Party:

      (a) has such knowledge and experience in financial business matters such that he or it is capable of evaluating the merits and risks of the investment in the Securities;

      (b) is receiving the Securities for investment for his or its own account and not with a view to, or for resale in connection with, the distribution of other disposition thereof, other than as contemplated hereby;

      (c) has been given the opportunity to obtain any information or documents relating to an ask questions and receive answers about, Buyer and the business and prospects of Buyer which he or it deems necessary to evaluate the merits and risks related to his or its investment in the Securities and to verify the information received, and such person's knowledge and experience in financial and business matters are such that he or it is capable of evaluating the merits and risks of his or its receipt of the Securities;

      (d) represents that his, her or its financial condition is such that he or it can afford to bear the economic risk of holding the Securities for an indefinite period of time and has adequate means for providing for current needs and contingencies and to suffer a complete loss of the investment in the Securities;

      (e) has been advised that (i) the Securities will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), (ii) the Securities may need to be held indefinitely, and such person must continue to bear the economic risk of the investment in the Securities unless they are subsequently registered under the Securities Act or an exemption form such registration is available, (iii) there may not be a public market for the Securities, (iv) when and if the Securities may be disposed of without registration in reliance on Rule 144 promulgated under the Securities Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule, (v) if the Rule 144 exemption is not available, public sale without registration will require compliance with an exemption under the Securities Act and (vi) a restrictive legend in the following form shall be placed on the certificates representing the Securities:

      THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE "STATE ACTS"), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, THE EXEMPTION AFFORDED BY RULE
144). UNLESS WAIVED BY HAPPY KIDS INC., HAPPY KIDS INC. SHALL BE FURNISHED WITH AN OPINION OF COUNSEL OPINING AS TO THE AVAILABILITY OF EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION AS A PRECONDITION TO ANY SUCH TRANSFER.

      THESE SHARE ARE FURTHER SUBJECT TO CERTAIN PLEDGE ARRANGEMENTS, DATED APRIL 13, 1999, AND MAY BE TRANSFERRED ONLY IN

COMPLIANCE THEREWITH. SUCH PLEDGE ARRANGEMENTS ARE ON FILE AT THE PRINCIPAL OFFICE OF HAPPY KIDS INC.

      2.27. CUSTOMERS. Schedule 2.27 sets forth a true, correct and complete list of the names and addresses of the top twenty (20) customers of the Seller, based upon dollar volume of purchases. None of the ten (10) customers which accounted for the largest dollar volume of purchases from the Seller for the twelve month periods ended December 31, 1997 and December 31, 1998, respectively, has notified the Seller that it intends to discontinue its relationship with the Seller.

      2.28.  SUPPLIERS.  Schedule  2.28 sets forth a true,  correct and complete list of the  names  and  addresses  of the ten  suppliers  of the  Seller  which accounted for the largest dollar volume of purchases by the Seller for the twelve month periods ended December 31, 1997 and December 31, 1998, respectively. The Seller is not a party to any requirements contract relating to the purchase of inventory, finished goods or other property used in the conduct of the Business. None of the Seller's suppliers has notified the Seller that it intends to discontinue its relationship with the Seller, nor raise its prices so as to materially adversely affect the Business.

      3.    REPRESENTATIONS OF THE BUYER.

      Representations and warranties made by the Buyer herein or in any instrument or document furnished in connection herewith shall survive the Closing until (and including) eighteen (18) months from the date hereof. The Buyer represent and warrants to the Seller as follows:

      3.1. ORGANIZATION AND AUTHORITY. The Buyer is duly organized and validly existing and in good standing under the laws of the State of New York, and has requisite power and authority to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement, the Operating Agreement and the agreements contemplated herein or therein and to consummate the transactions contemplated hereby and thereby.

      3.2. AUTHORIZATION. The execution and delivery of this Agreement and the Operating Agreement by the Buyer and the agreements provided for herein or therein to which Buyer is a party, and the consummation by the Buyer of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement, the Operating Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby or thereby constitute the respective valid and legally binding obligations of the Buyer, enforceable against it in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally. The execution, delivery and performance of this Agreement, the Operating Agreement and the agreements provided for herein or therein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the organizational documents of the Buyer; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Buyer; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Buyer is or may be bound. Schedule 3.2 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required of the Buyer in connection with the consummation by the Buyer of the transactions contemplated by this Agreement and the Operating Agreement.

      3.3. REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for its consummation by the Buyer of the transactions contemplated by this Agreement and the Operating Agreement have been, or will be prior to the Closing, obtained and satisfied.

      3.4. BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Buyer without the intervention of any other person in such manner as to not give rise to any valid claim for a finder's fee, brokerage commission or other like payment.

      3.5. PUBLIC REPORTS. As of the date of filing, each report filed by Buyer with the Securities and Exchange Commission was accurate in all material respects and did not contain any untrue statement of a material fact or omit any fact necessary in order to make the statements therein not misleading.

      4.    ACCESS TO INFORMATION; PUBLIC ANNOUNCEMENTS.

      4.1. CONFIDENTIALITY. All information not previously disclosed to the public or not generally known to persons engaged in the business of the Seller or the Buyer which shall have been furnished by the Buyer or the Seller to the other party in connection with the transactions contemplated hereby shall not be disclosed by such receiving party to any person other than their respective employees, directors, attorneys, accountants or financial advisors or other than as contemplated herein. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and neither party shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto.

      4.2. PUBLIC ANNOUNCEMENTS. Any public announcement, press release or similar publicity with respect to this Agreement or the transactions contemplated hereby shall be issued, if at all, at such time and in such manner as the Buyer determines. Unless consented to by the Buyer in advance or required by applicable law, prior to the Closing, the Selling Parties shall keep this Agreement strictly confidential and may not make any disclosure related to this Agreement to any person. The Selling Parties and the Buyer shall consult with each other concerning the means by which the Seller's Employees, customers, suppliers and others having a business relationship with the Selling Parties will be informed of the transactions contemplated hereby, and the Buyer shall have the right to be present for any such communication.

      5.    EMPLOYEE MATTERS.

      5.1. SELLER'S EMPLOYEES. The Seller has furnished to the Buyer a list containing the names of Seller's Employees, including each such employee's status, social security number and current compensation. Notwithstanding the execution of this Agreement or the Operating Agreement, however, Buyer has not, and nothing herein or therein shall require Buyer to retain Seller's Employees for any period of time after the date hereof. Seller shall maintain full responsibility and control of all of Seller's Employees, including, but not limited to, issues of hiring, firing and compensation.

      5.2. PLANT CLOSING. None of the Selling Parties has, directly or indirectly, taken or omitted to take any action which may result in the Seller's or the Buyer's liability to any person or entity under the WARN Act and Seller is in full compliance with the provisions of the WARN Act as of the date hereof. The term "any action" does not include the sale and acquisition contemplated by this Agreement and the liability under the WARN Act, if any, which results from the Seller's termination of employees in connection with such sale and acquisition is the sole responsibility of the Seller.

      5.3. REPORTING OF DATA. The Buyer and the Seller shall compile and furnish to each other such actuarial and employee data as shall be required from time to time for each party to perform and fulfill its obligations under this Section 5.

      6.    BEST EFFORTS TO OBTAIN SATISFACTION OF CONDITIONS.

      The Selling Parties and the Buyer covenant and agree to use their best efforts to obtain the satisfaction of the conditions specified in this Agreement.

      7.    CONDITIONS TO OBLIGATIONS OF THE BUYER.

      The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing, of the following conditions precedent, each of which may be waived in the sole discretion of the Buyer:

      7.1.  CONTINUED  TRUTH OF  REPRESENTATIONS  AND  WARRANTIES OF THE SELLING
PARTIES: COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Selling Parties shall be true in all material respects on and as of the date hereof. The Seller shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the date hereof.

      7.2. CORPORATE AND SHAREHOLDER PROCEEDINGS. All corporate and other proceedings required to be taken on the part of the Seller to authorize or carry out this Agreement and the

Operating Agreement and to convey, assign, transfer and deliver the Assets shall have been taken.

      7.3. OTHER GOVERNMENTAL APPROVALS. All courts of law, governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Seller of the transactions contemplated by this Agreement and the Operating Agreement, shall have consented to, authorized, permitted or approved such transactions including but not limited to, all clearance certificates required pursuant to any applicable retail sales tax legislation required in connection with the completion of the transactions contemplated herein.

      7.4. CONSENTS OF LICENSORS, LENDERS, LESSORS AND OTHER THIRD PARTIES; CONTRACTS RELATING TO INTANGIBLE PROPERTY. The Seller shall have received, and shall have delivered to the Buyer, the consents and approvals of all licensors who are party to Material Licenses and lenders and lessors whose consent or approval is required in order for the Seller to consummate the transactions contemplated by this Agreement.

      7.5. ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

      7.6. OPINION OF COUNSEL. The Buyer shall have received an opinion of Pryor Cashman Sherman & Flynn LLP, counsel to the Seller, dated as of the date hereof, substantially in the form attached hereto as Exhibit C (the "Opinion of Seller's Counsel").

      7.7.  BOARD OF DIRECTORS  AND  SHAREHOLDER  APPROVAL.  The  directors  and
shareholders  of  the  Seller  shall  have  duly  authorized  the   transactions
contemplated by this Agreement and the Operating Agreement.

      7.8. TITLE TO ASSETS. Except as otherwise set forth herein or as disclosed in the Schedules, at the Closing, the Buyer shall receive good and marketable title to all Assets, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever.

      7.9. ENVIRONMENTAL REPORTS; COMPLIANCE WITH LAWS. The Buyer shall not have received unsatisfactory environmental reports from its environmental consultants and at any time prior to the Closing shall not have discovered that any Leased Premises fails to comply in any material respect with all applicable federal, foreign, state or local environmental, zoning, land use, and wetlands laws, rules and regulations.

      7.10. EMPLOYMENT AGREEMENTS. A. Glasgow shall have entered into an Employment Agreement with the Buyer, substantially in the form attached hereto as Exhibit D (the "Employment Agreement").

      7.11. OPERATING AGREEMENT. The Seller shall have entered into the Operating Agreement with the Buyer, substantially in the form attached hereto as Exhibit E.

      7.12. CLOSING DELIVERIES. The Buyer shall have received at or prior to the Closing each of the following documents:

      (a)   the Bill of Sale;

      (b) such instruments of conveyance, assignment and transfer, and motor vehicle transfers and safety inspection certificates, if any, in form and substance satisfactory to the Buyer, as shall be appropriate to convey, transfer and assign to, and to vest in, the Buyer, good and marketable title to the Assets other than the Intangible Property;

      (c) such instruments of conveyance, assignment and transfer to convey, transfer and assign to, and to vest in, the Buyer, good and marketable title to the Intangible Property;

      (d) all technical data, formulations, product literature and other documentation relating to the Assets;

      (e) copies of all federal, state, local and foreign income, franchise, capital, property and other tax returns filed by the Seller with respect to the Assets since January 1, 1996;

      (f) such certificates of the Seller's officers and such other documents evidencing satisfaction of the conditions specified in this Section 7 as the Buyer shall reasonably request;

      (g) certificate of the Secretary of the Seller attesting to the incumbency of the Seller's officers, and the authenticity of the resolutions authorizing the transactions contemplated by the Agreement and the organizational documents of the Seller;

      (h) the originals, if in the Seller's possession, of all building permits, certificates of occupancy, and other governmental licenses, permits and approvals, and all plans and specifications relating to the Leased Premises not previously delivered to the Buyer;

      (i)   the Employment Agreement, executed by A. Glasgow;

      (j)   the Opinion of Seller's Counsel;

      (k) the Amendment of the Certificate of Incorporation of the Seller to discontinue the use of the name "D. Glasgow & Sons, Inc." and to file any instruments as may be necessary with any governmental authority to change their corporate names and foreign qualifications;

      (l)   the Operating Agreement, executed by Seller;

      (m) such other documents, instruments or certificates as the Buyer may reasonably request in order to evidence the accuracy of the Selling Parties' representations or compliance by Seller with its covenants hereunder; and

      (n) a Special Power of Attorney from and executed by each of the Selling Parties.

      8.    CONDITIONS TO OBLIGATIONS OF THE SELLER.

      The obligations of the Seller under this Agreement are subject to the fulfillment, at the Closing, of the following conditions precedent, each of which may be waived in writing at the sole discretion of the Seller:

      8.1. CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE BUYER; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Buyer in this Agreement shall be true on and as of the date hereof. The Buyer shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by each of them prior to or at the date hereof.

      8.2. CORPORATE PROCEEDINGS. All corporate, legal and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement and the Operating Agreement shall have been taken.

      8.3. APPROVALS. All other governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement and the Operating Agreement shall have consented to, authorized, permitted or approved such transactions.

      8.4. CONSENTS OF LENDERS, LESSORS AND OTHER THIRD PARTIES. Except as set forth on Schedule 8.4, the Buyer shall have received all requisite and material consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement and the Operating Agreement, including but not limited to those set forth on Schedule 3.2 attached hereto.

      8.5. ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Seller to transfer the Assets or would affect the right of the Buyer to acquire the Assets.

      8.6. CLOSING DELIVERIES. The Seller shall have received at or prior to the Closing each of the following documents:

      (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Seller shall reasonably request;

      (b) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement and the organizational documents of the Buyer;

      (c) the Assumption Agreement executed by the Buyer and accepted by the Seller;

      (d)   payment of the Purchase Price;

      (e)   the Employment Agreement, executed by the Buyer; and

      (f) such other documents, instruments or certificates as the Seller may reasonably request.

      9.    POST-CLOSING AGREEMENTS.

      9.1.  PROPRIETARY INFORMATION.

      (a) The Seller shall hold in confidence, and use its best efforts to have all officers, shareholders, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Business, and shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller or by any other persons who have agreed not to disclose, publish or make use of such information.

      (b) The  Seller  agrees  that the  remedy  at law for any  breach  of this
Section 9.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 9.1.

      9.2. SOLICITATION OR HIRING OF FORMER EMPLOYEES. Except as provided by law or with the written consent of the Buyer, for a period of five (5) years after the date hereof, the Selling Parties, any persons or entities that are not natural persons, that directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, the Seller (the "Corporate Affiliates") shall not solicit any person who was a Seller's Employee on the date hereof, and has been employed, and not terminated without cause, by the Buyer, to terminate his employment with the Buyer or to become an employee of the Seller or its Corporate Affiliates or hire any person who was such an employee on the date hereof.

      9.3  NON-COMPETITION AGREEMENT.

      (a) For a period of three (3) years after the date hereof, neither the Selling Parties nor any Corporate Affiliate thereof shall directly or indirectly, except as contemplated by the Operating Agreement: (i) design, manufacture, market or sell any product or service which has the same or substantially the same function and primary application as any existing or proposed product or service manufactured, marketed or sold by the Seller on or prior to the date hereof or (ii) engage in, manage, operate, be connected with or acquire any interest in, as an employee, consultant, advisor, agent, owner, partner, co-venturer, principal, director, shareholder, lender or otherwise, any business competitive with the business of the Seller or the Buyer as conducted on the date hereof (a "Competitive Business"), in any state or any foreign country in which the Seller conducted business during the two (2) years prior to the date hereof, except that the Seller may own, in the aggregate, not more than five percent (5%) of the outstanding shares of any publicly held corporation which is a Competitive Business which has shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or through the automatic quotation system of a registered securities association.

      (b) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Section 9.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Seller agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision. If the Seller or any Corporate Affiliate shall violate this Section 9.3, the duration of this Section 9.3 automatically shall be extended as against such violating party for a period equal to the period during which such party shall have been in violation of this Section 9.3. The covenants contained in this Section 9.3 are deemed to be material and the Buyer is entering into this Agreement relying on such covenants.

      9.4. SHARING OF DATA. The Seller shall have the right for a period of seven (7) years following the date hereof to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business of the Seller prior to the date hereof and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of seven (7) years following the date hereof to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records which are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Business transferred to the Buyer hereunder or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

      9.5. COOPERATION IN LITIGATION. Each party hereto will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to or after the date hereof (other than litigation arising out of the transactions contemplated by this Agreement and except as otherwise expressly provided herein). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

      9.6. CUSTOMER AND OTHER BUSINESS RELATIONSHIPS. The Selling Parties will cooperate with the Buyer in its efforts to continue and maintain, with lessors, licensors, customers, suppliers and other business associates of any of the Selling Parties, the same business relationships with the Buyer after the Closing as maintained with such Selling Party before the Closing, with respect to the business to be carried on by the Buyer utilizing the Assets. The Selling Parties will refer to the Buyer all inquiries relating to the Business from customers and all such other persons. The Selling Parties will not take any action designed or intended to have the effect of discouraging any customer or such other person from continuing or maintaining the same such business with the Buyer after the Closing.

      9.7. REMAINING LICENSES. Seller shall exercise all commercially reasonable efforts to obtain all requisite consents not otherwise provided at Closing for the transfer of Licenses hereunder from Seller to Buyer as soon as practicable, but in no event later than sixty (60) days after Closing.

      10.    INDEMNIFICATION AND REIMBURSEMENT.

      10.1.  INDEMNIFICATION.

      (a) The Selling Parties shall indemnify, defend and hold harmless the Buyer and any parent, subsidiary or affiliate thereof and all directors, officers, employees, agents and consultants of each of the foregoing (collectively, the "Buyer Group") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities (whether absolute, accrued, contingent or otherwise), costs and expenses, including but not limited to, interest, penalties and attorneys' fees and expenses (collectively, "Damages"), asserted against, imposed upon or incurred by the Buyer Group or any member thereof, directly or indirectly, by reason of or resulting from or relating to any of the following (but in any event excluding the Assumed Liabilities) at such time as the Damages, whether actual or alleged, exceed $100,000 and only to the excess thereof, but limited to the sum of the Cash Consideration plus the Additional Cash Consideration plus $1,000,000:

            (i) liability and obligation of the Selling Parties, including, without limitation, the liabilities set forth in Section 1.3(b)(i) through
(xiv);

            (ii) misrepresentation or breach of warranty or covenant or agreement by the Selling Parties made or contained in this Agreement, the Operating Agreement, or in any certificate, document, writing or instrument furnished or to be furnished to the Buyer under this Agreement or the Operating Agreement;

            (iii) failure to comply with any bulk sales or similar laws applicable to the transactions contemplated hereby;

            (iv) litigation or other claim arising from acts, failures to act or events which occurred prior to the date hereof and any claims for product failure or defect (including but not limited to claims for personal injury, property damages and breach of warranty) which relate to any product manufactured and sold prior to the date hereof; and

      Notwithstanding anything herein to the contrary, the limitation on indemnification set forth above in this Section 10.1(a) shall not apply if and to the extent that any member of the Seller Group, as hereinafter defined, shall have been determined (whether by a court of competent jurisdiction, arbitration, mediation, or settlement) to have committed fraud against the Buyer Group with respect to any of the transactions contemplated herein.

      (b) The Buyer shall indemnify, defend and hold harmless the Selling Parties and any parent, subsidiary or affiliate thereof and all directors, officers, employees, agents and consultants of the foregoing (collectively, the "Seller Group") from and against all Damages asserted against, imposed upon or incurred by the Seller Group or any member thereof, directly or indirectly, by reason of or resulting from or relating to the breach of any representation, warranty or covenant set forth herein, or the operation of the Business post-closing, or the Assumed Liabilities, at such time as the Damages, whether actual or alleged, exceed $100,000 and only to the excess thereof, but limited to $1,000,000.

      Notwithstanding anything herein to the contrary, the limitation on indemnification set forth above in this Section 10.1(b) shall not apply if and to the extent that any member of the Buyer Group shall have been determined (whether by a court of competent jurisdiction, arbitration, mediation, or settlement) to have committed fraud against the Seller Group with respect to any of the transactions contemplated herein.

      (c) Unless the Indemnifying Party shall have been determined (whether by a court of competent jurisdiction, arbitration, mediation, or settlement) to have committed fraud, the indemnity provisions set forth herein shall be the exclusive remedy for the Indemnified Party, except in the case of any injunctive relief that may otherwise be available to the Indemnified Party pursuant to the restrictive covenants contained herein.

      10.2. CERCLA. Nothing contained in this Agreement shall be deemed a waiver of the right of the Buyer to maintain a private party cost recovery action under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.

      10.3.  NOTICE  AND  DEFENSE  OF  CLAIMS.  The  parties'   obligations  and
liabilities hereunder with respect to claims resulting from the assertion of liability by the Buyer Group, the Seller Group or third parties shall be subject to the following terms and conditions:

      (a) Notice. The party seeking indemnification hereunder (each, an "Indemnified Party") shall give prompt written notice to the party from whom indemnification is being sought (each, an "Indemnifying Party") of any claim or event known to it prior to the expiration of the Survival Period which does or may give rise to a claim by the Indemnified Party against the Indemnifying
Parties for which the Indemnified Party believes it is entitled to indemnification pursuant to this Section 10 of this Agreement, stating the nature and basis of said claims or events and the amounts thereof, to the extent known, and in the case of any claim, action, suit or proceeding brought by any third party, a copy of any claim, process or legal pleadings with respect thereto promptly after any such documents are received by the indemnified party. Such notice shall be given in accordance with Section 12 hereof.

      (b)   Third Party Claims or Actions.

            (i) In the event any claim, action, suit or proceeding is made or brought by any third party against the Indemnified Party, with respect to which the Indemnifying Party may have liability for Damages under this Section 10 of this Agreement, the Indemnifying Party shall, at its own expense, be entitled to participate in and, to the extent that it shall wish, jointly and with any other Indemnifying Party, to assume the defense, with independent counsel reasonably satisfactory to the Indemnified Party.

            (ii) If the Indemnifying Party elects to assume control of such defense or settlement, they shall conduct such defense or settlement in a manner reasonably satisfactory and effective to protect the Indemnified Party fully; such Indemnifying Party and its counsel will keep the Indemnified Party fully advised as to the conduct of such defense or settlement, and no compromise or settlement shall be agreed or made without the written consent of the Indemnified Party which shall not be unreasonably withheld or delayed. In any case, the Indemnified Party shall have the right to employ its own counsel and such counsel may participate in such action, but the reasonable fees and expenses of such counsel shall be at the expense of the Indemnified Party, when and as incurred, unless (A) the employment of counsel by the Indemnified Party has been authorized in writing by the Indemnifying Party, (B) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such action, (C) the Indemnifying Party shall not in fact have employed independent counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action and shall have been so notified by the Indemnified Party, (D) the Indemnified Party shall have reasonably concluded and specifically notified the Indemnifying Party either that there may be specific defenses available to it which are different from or additional to those available to it or that such claim, action, suit or proceeding involves or could have a material adverse effect upon it beyond the financial resources of the Indemnifying Party or the scope of this Agreement, or (E) the Indemnifying Party fails to conduct such defense or settlement in a manner reasonably satisfactory to protect the Indemnified Party fully. If clause (B), (C), (D) or (E) of the preceding sentence shall be applicable, then counsel for the Indemnified Party shall have the right to direct the defense of such claim, action, suit or proceeding on behalf of the Indemnified Party and the reasonable fees and disbursements of such counsel shall constitute Damages hereunder.

            (iii) If the Indemnifying Party do not elect to assume the defense of any such claim, or if they fail to conduct said defense or settlement in a manner reasonably satisfactory to protect the Indemnified Party fully, the Indemnified Party may engage independent counsel selected by the Indemnified Party to assume the defense and may, with the prior written consent of the Indemnifying Parties, which shall not be unreasonably withheld or delayed, contest, pay, settle or compromise any such claim on such terms and conditions as the Indemnified Party may determine. The reasonable fees and disbursements of such counsel shall constitute Damages hereunder.

            (iv) The Buyer and the Selling Parties, as the case may be, shall be kept fully informed of such claim, action, suit or proceeding at all stages thereof whether or not such party is represented by its own counsel.

      10.4. COOPERATION. The parties hereto agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any claim, action, suit or proceeding brought by any third party. Where counsel has been selected by the Selling Parties or by the Buyer pursuant to Section 10.3, the Selling Parties or the Buyer, as the case may be, shall be entitled to rely upon the advice of such counsel in the conduct of the defense.

      10.5. CONFIDENTIALITY. The parties agree to cooperate in such a manner as to preserve in full the confidentiality of all confidential business records and the attorney-client and work-product privileges. In connection therewith, each party agrees that (a) it will use its best efforts, in any action, suit or proceeding in which it has assumed or participated in the defense, to avoid production of confidential business records and (b) all communications between any party hereto and counsel responsible for or participating in the defense of any action, suit or proceeding shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

      10.6. REMEDIES. The parties acknowledge and agree that the indemnification provisions contained in Section 10 shall be the sole and exclusive remedy for Damages, except for injunctive relief that may be available with respect to the breach, or potential breach, of the protective covenants set forth herein.

      Notwithstanding anything herein to the contrary, the limitation on indemnification set forth in this Section 10.6 shall not apply if and to the extent that any member of the Buyer Group shall have been determined (whether by a court of competent jurisdiction, arbitration, mediation, or settlement) to have committed fraud against the Seller Group with respect to any of the transactions contemplated herein.

      11.    TRANSFER AND SALES TAX.

      The Buyer shall be responsible for and pay all filing and recording taxes and fees, including trademark registration fees, and all sales, use and transfer taxes and fees, if any, upon the sale and transfer of the Assets hereunder.

      12.    NOTICES.

      Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing (including telecommunications) and delivered personally or sent by telex, telecopy or other wire transmission (with request for assurance in a manner typical with respect to communications of that type), federal express or other overnight air courier (postage prepaid), registered or certified mail (postage prepaid with return receipt requested), addressed as follows or to such other address of which the parties may have given notice:

      To the Seller:  D. Glasgow & Sons, Inc.
                      100 West 33rd Street, Suite 821
                      New York, NY 10001
                      Attn:  Andrew Glasgow, President
                      Tel. No.:  (212) 736-7550
                      Fax No.:   (212) 594-0708

      With a copy to:    Pryor Cashman  Sherman & Flynn LLP
                         410 Park Avenue
                         New  York, New York 10022
                         Attn:  Kenneth Schulman, Esq.
                                 and Richard Frazer, Esq.
                         Tel. No.: (212) 421-4100
                         Fax No.:  (212) 326-0806

      To the Buyer:   Happy Kids Inc.
                      100 West 33rd Street, Suite 1100
                      New York, NY 10001
                      Attn:  Jack Benun, President
                      Tel. No.:  (212) 695-1151
                      Fax No.:   (212) 736-5839

      With a copy to:    Buchanan Ingersoll Professional Corporation
                         500 College Road East
                         Princeton, New Jersey  08540
                         Attn:  David J. Sorin, Esq.
                         Tel. No.:  (609) 987-6800
                         Fax No.:   (609) 520-0360

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally or by wire transmission; (b) on the next business day after mailing or deposit with an overnight air courier; or (c) five business days after being sent, if sent by registered or certified mail.

      13.    SUCCESSORS AND ASSIGNS.

      This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The parties may not assign all or a portion of its rights and obligations hereunder without the prior written consent of the other party. Any assignment in contravention of this provision shall be void.

      14.    ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS.

      (a) This Agreement, all Schedules and Exhibits hereto, the Operating Agreement and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties except as expressly provided herein. The Buyer and the Seller, by the consent of their respective Boards of Directors, or officers authorized by such Boards, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Selling Parties.

      (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

      15.    EXPENSES.

      Except as otherwise expressly provided herein, the Buyer and the Seller shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.

      16.    GOVERNING LAW.

      This Agreement and its validity, construction and performance shall be governed in all respects by the laws of New York, without giving effect to principles of conflicts of law. Each party submits to the non-exclusive jurisdiction of any state or federal court in the State and County of New York in any action arising out of or relating to this Agreement or the transactions contemplated hereby.

      17.    SECTION HEADINGS.

      The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

      18.    SEVERABILITY.

      The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      19.    COUNTERPARTS.

      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

      20.    WAIVER.

      The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      21.    AMBIGUITY IN DRAFTING.

      Each party shall have been deemed to have participated equally in the drafting of this Agreement and the agreements contemplated hereby and any ambiguity in any such contracts shall not be construed against any purported author thereof.

      22. REDUNDANT DISCLOSURE. All information disclosed in any Schedule hereto as exceptions to any representation or warranty or in connection with any other particular section hereof shall be deemed to be disclosed in every other Schedule, or in connection with any other section hereof, if relevant thereto.

                            [Signature page follows]

      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.



                                       SELLING PARTIES:

                                       D. GLASGOW & SONS, INC.


/s/ Richard Frazer                     By: /s/ Andrew Glasgow
-----------------------------             ---------------------------
Witness                                   Name:  Andrew Glasgow
                                          Title: President



/s/ Richard Frazer                     /s/ Andrew Glasgow
-------------------------------        ------------------------------
Witness                                Andrew Glasgow

                                       BUYER:

ATTEST:                                HAPPY KIDS INC.


/s/ Mark Benun                         By: /s/ Jack Benun
-----------------------------             ---------------------------
Secretary                                 Name:  Jack Benun
                                          Title: President and Chief Executive
                                                   Officer